Integer.net
2595 Dallas Parkway, Suite 310
Dallas, TX 75034

Joseph W. Dziedzic
President & Chief Executive Officer

February 6, 2018

Payman Khales

Dear Payman:

On behalf of Integer Holdings Corporation (“Integer” or the “Company”), I am pleased to present you with this revised offer for the position of President of our Cardio & Vascular product category, reporting directly to the Company’s Chief Operating Officer. In that role, you will be a member of the Company’s Executive Leadership Team. Your position will be based at the Company’s offices in the Frisco/Plano, Texas area. The “Effective Date‟ of this agreement will be the agreed upon employment start date.
You agree to the best of your ability and experience that you will, at all times, loyally and conscientiously perform all of the duties and obligations required of the position, and abide fully with the Company’s Code of Ethics.
During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company and that you will not, directly or indirectly, engage or participate in any personal, business, charitable or other enterprise that is competitive in any manner with the business of the Company, whether or not such activity is for compensation.

Compensation

Through compensation, benefits and annual and long term incentive programs, Integer provides its Executives with significant opportunities on a reward for performance basis. The objective of these programs is to recognize and reward individual and Company performance.

Base Salary: As of the Effective Date, your base salary will be $312,500 per annum, earned and payable bi-weekly at a rate of $12,019.23. The Company will, in good faith, review your performance and salary on an annual basis, and will consider appropriate increases in your salary based on your performance and the successful achievement of agreed upon objectives. The Company’s performance year is consistent with its fiscal year.

Incentive Awards: As a member of the Executive Leadership Team, you are directly awarded for your individual performance and impact on the Company’s short and long term success.

Payman Khales
February 6, 2018
Beginning in 2018, you will be eligible to participate in the Company’s Short Term Incentive (STI) plan. The STI plan provides an award reflecting your grade level and your contributions. Your 2018 STI incentive will be 60% of your base salary, or $187,500, at target. Depending on the performance results achieved, you can earn up to 150% of the total target bonus.

Also beginning in 2018, you will be eligible to participate in the Company’s Long Term Incentive (LTI) Plan. Under the LTI plan you have the opportunity for equity awards at significant levels. It is intended to reward performance that drives Integer in the achievement of its strategic and operating goals. Your 2018 LTI incentive will be $300,000 at target. Based on the performance results achieved, you can earn up to 150% of the performance based target amounts.

Your annual merit increase, STI, and LTI awards will be granted in conjunction with the Company’s annual performance review process, which generally concludes within 3 months of the end of the Company’s fiscal year. The STI and LTI awards are determined each year by the Board of Directors based on an individual’s role and performance. Your participation in both the STI and LTI plan is subject to the terms of the plans which the Company modifies from time to time in its discretion.

Other Benefits

You will be entitled to participate in the programs from time to time generally offered to Associates of the Company, which currently include medical, dental and vision coverage, a 401(k) plan, and other programs described in the attached benefit summary. You also will be entitled to participate in the additional programs offered to other Executive Officers of the Company. Those current benefits currently include the following:

Life Insurance: At the Company’s expense, term life insurance with a total face value of $1,000,000, with the death beneficiary designated by you.

Disability: Participation in the Executive long term disability program currently providing a benefit equal to 60% of base salary and short-term incentive (short-term incentive is calculated using the average of payments from the last two years).

Executive Physical Examination: Consistent with our interest in you maintaining your personal health, eligibility for the key management Physical Examination Program.

Financial Planning Assistance: This benefit provides reimbursement of certain expenses incurred in connection with your personal financial and estate planning.

Payman Khales
February 6, 2018
Director and Officer Liability and Fiduciary Insurance: You will be covered by the Company’s Director and Officer Liability Insurance policies. In addition, you will be covered by the Company’s fiduciary liability insurance for any service related to employee benefit plans.

All plans, policies and programs are subject to change at any time at the sole discretion of the Company.

Reimbursement of Expenses

You will be reimbursed for reasonable expenses that you may incur on behalf of and at the request of the Company in the performance of your responsibilities and duties, with the expectation that you will exercise reasonable and prudent expense control practices that are subject to audit by a designated representative of the Compensation and Organization Committee. Given that you may be required to attend evening events and/or dinners, the Company will reimburse you for related business travel, hotel and meal expenses.

Change of Control

If your employment is terminated following a Change of Control, as defined under the Change of Control Agreement to be entered into between you and the Company, the form of which is enclosed, the Company will provide you with the payments and benefits to which you are entitled under the terms of the Change of Control Agreement.

At-Will Employment

In accepting this new position with the Company, you certify that you understand and accept that your employment will be on an at-will basis, and that except as expressly set forth herein neither you nor any Company representative has entered into a contract regarding the terms or the duration of your employment. As an at-will employee, you will be free to terminate your employment with the Company at any time, with or without cause or advance notice. Likewise, the Company will have the right to terminate your employment at any time, with or without cause or advance notice.

Termination of Employment

If at any time during your employment the Company terminates your employment for reason other than Cause, you will be entitled to receive a severance benefit, payable in a single lump sum cash payment, that is equal to the sum of one year of your current base salary at the time of your termination of

Payman Khales
February 6, 2018
employment and the amount the Company reasonably anticipates it would otherwise have contributed to the Company’s medical plan on your behalf for the 12 months following the date of termination, less applicable tax withholdings. As a condition of receipt of the severance benefit, you will be required to execute a Separation Agreement and Release satisfactory to the Company in its reasonable discretion within 45 days after the date of termination of your employment and not thereafter revoke the Separation Agreement and Release as permitted therein. If you timely provide an effective Separation Agreement and Release to the Company, the severance benefit will be paid on the 60th day following your termination of employment. Notwithstanding the foregoing, no severance benefit will be paid under this paragraph if a severance benefit is payable under the Change of Control Agreement.

If your employment is terminated for cause, you will not be eligible for the continuation of pay or benefits with the exception of accrued benefits. “Cause” means a material breach of this agreement, gross negligence or willful misconduct in the performance of your duties, dishonesty to the Company, or the commission of a felony that results in a conviction of law.

Code Section 409A Compliance

It is intended that all terms and payments under this letter comply with and be administered in accordance with Section 409A of the Internal Revenue Code (the “Code”) so as not to subject you to payment of interest or any additional tax under Code Section 409A. All terms of this letter that are undefined or ambiguous will be interpreted in a manner that is consistent with Code Section 409A if necessary to comply with Code Section 409A. If payment or provision of any amount or benefit under this letter at the time specified would subject such amount or benefit to any additional tax under Code Section 409A, the payment or provision of such amount or benefit will be postponed, if possible, to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. The Company will, to the extent reasonably possible, amend this letter in order to comply with Code Section 409A and avoid the imposition of any interest or additional tax under Code Section 409A; provided, however, that no amendment is required if such amendment would change the amount payable by the Company under this letter.

Notwithstanding any other provision of the letter, if it is determined that you are a Specified Employee and that any amount or benefit payable under this letter (a) is subject to Code Section 409A and (b) is payable solely because you have incurred a separation from service, then the amount or benefit will not be paid (or begin to be paid) prior to the date that is six months after the date of your separation from service (or, if earlier, your date of death). Payment of any amount or benefit to which you would otherwise be entitled during the first six months following the date of your separation from service will be accumulated and paid on the day that is six months after the date of your separation from service. For purposes of this letter, a

Payman Khales
February 6, 2018
“Specified Employee” is an individual who is determined to be a “specified employee” within the meaning of Code Section 409A.

Any reimbursement of expenses or in-kind benefits provided under this letter subject to, and not exempt from, Code Section 409A will be subject to the following additional rules: (i) any reimbursement of eligible expenses will be paid on or before the last day of the calendar year following the calendar year in which the expenses were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

Status of Offer

This offer is contingent upon (1) the receipt of a negative result on your drug test, (2) the receipt of satisfactory results of a pre-employment background verification check and physical, and (3) the acceptance of the Company’s Inventions, Non-Disclosure and Non-Solicitation Agreement.  The federal government requires all employers to verify an employee’s eligibility to work in the United States.  Please bring documentation with you on your first day of employment to prove your work eligibility status.

Acceptance
By accepting the offer presented in this letter, you represent that you are not currently bound by any contractual provisions (including a non-compete clause or other similar restriction, signed or agreed to with respect to your employment by any present or former employer) that prevents, hinders or limits your ability to work for the Company or any of its subsidiaries in the manner set forth in this letter.
To the extent that you have any confidential or proprietary information of any former employer, you acknowledge that you will keep all such information confidential and will not disclose or make available, directly or indirectly, at any time, any such information to the Company or any of its subsidiaries, managers or employees.
To confirm your acceptance of this position, please sign this letter on the line below and return to my attention via email at joseph.dziedzic@integer.net.

Payman Khales
February 6, 2018
Payman, we are looking forward to having you join Integer as a member of the Executive Leadership Team.

Sincerely,

/s/ Joseph W. Dziedzic
Joseph W. Dziedzic
President & Chief Executive Officer
Understood, agreed and accepted:

/s/ Payman Khales	February 6, 2018
Payman Khales	Date
Enclosures:
•Change of Control Agreement
•Officer Indemnification Agreement
•Inventions, Non-Disclosure and Non-Solicitation Agreement